NEWS RELEASE

May 1, 2018

NCR Announces First Quarter 2018 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2018. First quarter highlights include:

•	Revenue of $1.52 billion, up 3% as reported, above previously provided guidance

•	Software revenue up 2% driven by cloud revenue growth of 9%

•	GAAP diluted EPS of $0.35; Non-GAAP diluted EPS of $0.56, above previously provided guidance

•	Services revenue up 8% and gross margin expansion of 230 basis points

•	$165 million of share repurchases completed in Q1 of the previously announced $300 million

•	2018 guidance reaffirmed

“I am honored to be the CEO of this great company,” said Michael Hayford, whose appointment as President and Chief Executive Officer was announced on April 30, 2018. “NCR is a global leader in providing software-led technology solutions for the financial services, retail and hospitality markets, and has a long history of driving innovation. We are well positioned to extend our leadership position by further evolving into a software-led technology company, and I am excited to capture the growth opportunities that we have ahead of us.”

“The first quarter marked a solid start to the year, with results that place us on track to achieve our full year financial and operating targets,” said COO Paul Langenbahn. “Cloud revenue increased 9% and we generated healthy net ACV, which demonstrates our global software leadership and our market-leading innovation.  We also maintained our focus on driving continuous improvement in our business model and accelerating our operational transformation by recently initiating a process to restructure our Hardware business by simplifying our manufacturing network to best position the business for improved profitability in the years ahead.  At the same time, we are focused on capturing efficiencies across our organization, including in Services where our transformation initiatives continue to improve top-line growth and drive strong margin expansion.”

In this release, we use certain performance metrics as well as certain non-GAAP measures, including presenting certain measures on a constant currency basis. The performance metrics include net annual contract value (or Net ACV) and the non-GAAP measures include free cash flow and others with the words “non-GAAP," or "constant currency" in their titles. The performance metrics are listed and described, and the non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures, under the heading "Performance Metrics and Non-GAAP Financial Measures" later in this release.

First Quarter 2018 Operating Results

Revenue
First quarter revenue of $1.52 billion was up 3% year-over-year. Foreign currency fluctuations had a favorable impact on the revenue comparison of 3%.

The following table shows the revenue by segment for the first quarter:

$ in millions	2018	2017	% Change	% Change Constant Currency
Software License	$70	$85	(18%)	(19%)
Software Maintenance	91	92	(1%)	(3%)
Cloud	155	142	9%	9%
Professional Services	144	133	8%	4%
Software Revenue	$460	$452	2%	—%

Services Revenue	$601	$557	8%	4%

ATM	$195	$209	(7%)	(11%)
SCO	77	101	(24%)	(24%)
POS	184	154	19%	15%
IPS	—	5	(100%)	(100%)
Hardware Revenue	$456	$469	(3%)	(6%)

Total Revenue	$1,517	$1,478	3%	—%

Software revenue was up 2% driven by cloud revenue growth of 9% and professional services revenue growth of 8%. Software license revenue declined 18% due to lower Hardware revenue, the timing of large software transactions in the prior year and the beginning of a shift from software license revenue to cloud revenue. Net ACV was $18 million in the first quarter of 2018.

Services revenue was up 8% driven by hardware maintenance and implementation services growth as a result of continued momentum in managed service offerings and channel transformation trends.

Hardware revenue was down 3%. ATM revenue declined 7% as expected and reflected the lower backlog starting the quarter. SCO revenue declined 24% due to the timing of customer rollouts. POS revenue continued its momentum and increased 19% in the quarter due to store transformation trends.

Gross Margin
First quarter gross margin of $420 million was up from $412 million. Gross margin rate was 27.7%, down from 27.9%.
First quarter gross margin (non-GAAP) of $431 million was flat with the prior year. Gross margin rate (non-GAAP) was 28.4%, down from 29.2%. The decrease in gross margin rate (non-GAAP) was primarily due to lower software license revenue and lower Hardware margins, which were partially offset by continued focus on productivity improvements in our Services segment.

Expenses
First quarter operating expenses of $311 million increased from $297 million. First quarter operating expenses (non-GAAP) of $283 million increased from $273 million. The increases in expenses were due to increased sales investment as we expand our strategic offers and go-to-market strategy.

Operating Income
First quarter operating income of $109 million decreased 5% from $115 million. Operating margin rate was 7.2%, down from 7.8%. First quarter operating income (non-GAAP) of $148 million decreased 6% from $158 million. Operating margin rate (non-GAAP) was 9.8%, down from 10.7%. Operating margin rates reflected lower software license revenue, lower Hardware margins and increased sales investment, and were partially offset by continued Services margin expansion.

Other (Expense)
First quarter other (expense) and other (expense) (non-GAAP) of $46 million increased 5% from $44 million compared to the prior year.

Income Tax Expense
First quarter income tax expense of $7 million decreased from $14 million. The first quarter effective income tax rate was 11% compared to 20% in the prior year. First quarter income tax expense (non-GAAP) of $16 million decreased from $27 million in the prior year. The first quarter effective income tax rate (non-GAAP) was 16% compared to 24% in the prior year. Income tax expenses decreased due to lower income before taxes in the quarter, favorable audit settlements and the impact of U.S. Tax Reform. Income tax expense included a favorable audit settlement that was previously anticipated in the second quarter which provided an $0.08 benefit to non-GAAP diluted earnings per share in the first quarter of 2018 versus our previous guidance.

Net Income from Continuing Operations Attributable to NCR
First quarter net income from continuing operations attributable to NCR of $55 million decreased from $57 million in the prior year. First quarter net income from continuing operations attributable to NCR (non-GAAP) of $85 million decreased from $87 million in the prior year.

Cash Flow
First quarter cash used in operating activities of $24 million decreased from cash provided by operating activities of $39 million in the prior year. Free cash outflow was $99 million in the first quarter of 2018 as compared to free cash outflow of $16 million in the first quarter of 2017. Free cash flow was negatively impacted by the timing of cash collections and higher inventory. Inventory balances increased to support higher Hardware revenue in the back half of the year and to transition to our new manufacturing strategy.

Share Repurchase Program

During 2018, NCR plans to repurchase up to $300 million of its common stock under its previously authorized share repurchase programs, and repurchased shares of its common stock for approximately $165 million during the first quarter.

Other Items

Following a March 2018 court decision in the previously reported litigation concerning alleged environmental contamination at the Kalamazoo River, the Company has recorded a charge of approximately $35 million, net of tax, included as discontinued operations. The Company will appeal an interim 2013 decision as well as the 2018 decision; if the appeal of the 2013 decision is successful the Company's liability would be eliminated and the charge will be reversed. Significant cash expenditures on Kalamazoo River remediation are not expected to be incurred until the early to mid-2020s, as remedies have not yet been determined for much of the remediation project.

Full Year 2018 Outlook

We are reaffirming our full year 2018 guidance. Our revenue growth is expected to be 0% to 3%. Our GAAP diluted earnings per share is expected to be $2.08 to $2.48, and our non-GAAP diluted earnings per share is expected to be $3.30 to $3.45. Our non-GAAP diluted earnings per share guidance assumes an effective tax rate of 24% for 2018 compared to 25% in 2017. The decrease is due to the expected impact of U.S. Tax Reform. Free cash flow is expected to be approximately 90% of non-GAAP net income.

To accelerate our transformation journey, we are evaluating and beginning to implement programs to prioritize driving sustainable margin improvement in our Hardware and Services segments targeted at driving higher productivity, process efficiency, and the use of technology as an enabler. As we finalize and execute on these programs, NCR expects to incur a related pre-tax charge over the next two years in the range of approximately $200 million to $250 million, with $100 million to $150 million in 2018, that will be included in income from operations. The cash impact of these transformation initiatives is expected to be approximately $150 million to $200 million over the next two years, with $100 million in 2018. We plan to achieve run-rate savings of approximately $150 million per year by 2020. The estimate of the pre-tax charges and cash impact has been included in our 2018 GAAP diluted earnings per share and free cash flow guidance. In the first quarter of 2018, we incurred a $16 million pre-tax charge and $14 million of cash payments relating to these initiatives.

Q2 2018 Outlook

For the second quarter of 2018, revenue growth is expected to be down 1% to up 1%, GAAP diluted earnings per share is expected to be $0.12 to $0.30, and non-GAAP diluted earnings per share is expected to be $0.60 to $0.65. Income from operations includes an estimated pre-tax charge of $40 million to $60 million in the second quarter of 2018 related to the transformation initiatives described above.

NCR will provide additional information regarding its second quarter and full year 2018 guidance during its first quarter earnings conference call and webcast.

2018 First Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the first quarter 2018 results and guidance for second quarter and full year 2018. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 4018533.

More information on NCR’s Q1 2018 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 700 million transactions daily across financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier. NCR is headquartered in Atlanta, Ga., with about 30,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its website which is updated regularly with financial and other important information about NCR.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR's plans for further share repurchases in 2018; NCR’s ability to extend its leadership position; NCR’s growth opportunities; process to restructure its hardware business and the expected timing, costs and benefits thereof; the expected timing, costs and benefits of NCR’s process to restructure its Hardware business and NCR’s Services transformation initiatives; expectations regarding the shift from software license revenue to cloud revenue; expectations regarding Hardware revenue in the back half of the year; the potential success of any appeal of the Kalamazoo River matter and expectations regarding costs related to Kalamazoo River remediation efforts; and NCR’s full-year and second quarter financial guidance and outlook (including the sections entitled “2018 Outlook” and “Q2 2018 Outlook”) and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new US tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Performance Metrics and Non-GAAP Financial Measures

Performance Metrics. The term “net annual contract value” or “net ACV” for any particular period means NCR’s net bookings for cloud revenue during the period, and is calculated as twelve months of expected subscription revenues under new cloud contracts during such period less twelve months of subscription revenues under cloud contracts that expired or were terminated during such period, adjusted for twelve months of expected pricing discounts or price increases from renewals of existing contracts. Net ACV is a forward-looking measure that NCR tracks and discloses as an indicator of potential cloud revenue growth in future periods.

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes the ratio of free cash flow to non-GAAP net income (or free cash flow conversion rate), which is calculated as free cash flow divided by non-GAAP net income. NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion rate do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q1 2018	Q1 2017
Gross Margin (GAAP)	$420	$412
Transformation costs	4	6
Acquisition-related amortization of intangibles	7	13
Gross Margin (Non-GAAP)	$431	$431

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q1 2018	Q1 2017
Gross Margin Rate (GAAP)	27.7%	27.9%
Transformation costs	0.2%	0.4%
Acquisition-related amortization of intangibles	0.5%	0.9%
Gross Margin Rate (Non-GAAP)	28.4%	29.2%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q1 2018	Q1 2017
Operating Expenses (GAAP)	$311	$297
Transformation costs	(12)	(7)
Acquisition-related amortization of intangibles	(16)	(16)
Acquisition-related costs	—	(1)
Operating Expenses (Non-GAAP)	$283	$273

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q1 2018	Q1 2017
Income from Operations (GAAP)	$109	$115
Transformation costs	16	13
Acquisition-related amortization of intangibles	23	29
Acquisition-related costs	—	1
Operating Income (Non-GAAP)	$148	$158

Reconciliation of Operating Margin rate (GAAP) to Operating Margin rate (non-GAAP)

	Q1 2018	Q1 2017
Operating Margin rate (GAAP)	7.2%	7.8%
Transformation costs	1.1%	0.9%
Acquisition-related amortization of intangibles	1.5%	1.9%
Acquisition-related costs	—%	0.1%
Operating Margin rate (Non-GAAP)	9.8%	10.7%

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q1 2018	Q1 2017
Income Tax Expense (GAAP)	$7	$14
Transformation costs	4	4
Acquisition-related amortization of intangibles	5	9
Income Tax Expense (Non-GAAP)	$16	$27

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q1 2018	Q1 2017
Net Income from Continuing Operations Attributable to NCR (GAAP)	$55	$57
Transformation costs	12	9
Acquisition-related amortization of intangibles	18	20
Acquisition-related costs	—	1
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$85	$87

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q1 2018 Actual	Q1 2017 Actual	Q2 2018 Guidance (2)	2018 Guidance (2)
Diluted Earnings (Loss) Per Share (GAAP) (1)	$0.35	$(0.14)	$0.12 - $0.30	$2.08 - $2.48
Transformation costs	0.08	0.06	0.19 - 0.28	0.50 - 0.75
Acquisition-related amortization of intangibles	0.12	0.13	0.10	0.42
Acquisition-related costs	—	0.01	0.01	0.05
Deemed dividends related to Blackstone transaction	—	0.39	—	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.56	$0.56	$0.60 - $0.65	$3.30 - $3.45

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q1 2018 QTD	Q1 2017 QTD
Net cash (used in) provided by operating activities	$(24)	$39
Total capital expenditures	(71)	(52)
Net cash used in discontinued operations	(4)	(3)
Free cash outflow	$(99)	$(16)

* Note: Capital expenditures in Q1 2018 and Q1 2017 included $20 million and $1 million, respectively related to our new world headquarters. Partially offsetting the $20 million is $7 million of reimbursement from the lessor included in net cash used in operating activities.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended March 31, 2018
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Software License	(18)%	1%	(19)%
Software Maintenance	(1)%	2%	(3)%
Cloud	9%	—%	9%
Professional Services	8%	4%	4%
Software	2%	2%	—%
Services	8%	4%	4%
ATMs	(7)%	4%	(11)%
SCO	(24)%	—%	(24)%
POS	19%	4%	15%
IPS	(100)%	—%	(100)%
Hardware	(3)%	3%	(6)%
Total Revenue	3%	3%	—%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended March 31
	Three Months
	2018	2017
Revenue
Products	$526	$554
Services	991	924
Total Revenue	1,517	1,478
Cost of products	420	424
Cost of services	677	642
Total gross margin	420	412
% of Revenue	27.7%	27.9%
Selling, general and administrative expenses	245	230
Research and development expenses	66	67
Income from operations	109	115
% of Revenue	7.2%	7.8%
Interest expense	(41)	(39)
Other (expense), net	(5)	(5)
Total other (expense), net	(46)	(44)
Income before income taxes and discontinued operations	63	71
% of Revenue	4.2%	4.8%
Income tax expense	7	14
Income from continuing operations	56	57
Loss from discontinued operations, net of tax	(35)	—
Net income	21	57
Net income attributable to noncontrolling interests	1	—
Net income attributable to NCR	$20	$57
Amounts attributable to NCR common stockholders:
Income from continuing operations	$55	$57
Dividends on convertible preferred stock	(12)	(12)
Deemed dividend on modification of convertible preferred stock	—	(4)
Deemed dividend on convertible preferred shares related to redemption	—	(58)
Net income (loss) from continuing operations attributable to NCR common stockholders	43	(17)
Loss from discontinued operations, net of tax	(35)	—
Net income (loss) attributable to NCR common stockholders	$8	$(17)
Net (loss) income per share attributable to NCR common stockholders:
Net income (loss) per common share from continuing operations
Basic	$0.36	$(0.14)
Diluted	$0.35	$(0.14)
Net income (loss) per common share
Basic	$0.07	$(0.14)
Diluted	$0.06	$(0.14)
Weighted average common shares outstanding
Basic	119.2	122.8
Diluted	123.8	122.8

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended March 31
	Three Months
	2018	2017	% Change	% Change Constant Currency
Revenue by segment
Software	$460	$452	2%	—%
Software Gross Margin Rate	47.8%	51.3%
Services	601	557	8%	4%
Services Gross Margin Rate	24.0%	21.7%
Hardware	456	469	(3)%	(6)%
Hardware Gross Margin Rate	14.7%	16.6%
Total Revenue	$1,517	$1,478	3%	—%
Gross Margin Rate	28.4%	29.2%
Operating income by segment
Software	$109	$124
% of Revenue	23.7%	27.4%
Services	62	44
% of Revenue	10.3%	7.9%
Hardware	(23)	(10)
% of Revenue	(5.0)%	(2.1)%
Subtotal-segment operating income	$148	$158
% of Revenue	9.8%	10.7%
Other adjustments (1)	39	43
Total income from operations	$109	$115

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended March 31
	Three Months
In millions	2018	2017
Transformation costs	$16	$13
Acquisition-related amortization of intangible assets	23	29
Acquisition-related costs	—	1
Total other adjustments	$39	$43

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$348	$537
Accounts receivable, net	1,338	1,270
Inventories	822	780
Other current assets	283	243
Total current assets	2,791	2,830
Property, plant and equipment, net	338	341
Goodwill	2,746	2,741
Intangibles, net	556	578
Prepaid pension cost	129	118
Deferred income taxes	474	460
Other assets	607	586
Total assets	$7,641	$7,654
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$34	$52
Accounts payable	697	762
Payroll and benefits liabilities	190	219
Contract liabilities	538	458
Other current liabilities	385	398
Total current liabilities	1,844	1,889
Long-term debt	3,038	2,939
Pension and indemnity plan liabilities	810	798
Postretirement and postemployment benefits liabilities	133	133
Income tax accruals	131	148
Other liabilities	245	200
Total liabilities	6,201	6,107
Redeemable noncontrolling interests	16	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of March 31, 2018 and December 31, 2017	822	810
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2018 and December 31, 2017	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 118.3 and 122.0 shares issued and outstanding as of March 31, 2018 and December 31, 2017	1	1
Paid-in capital	—	60
Retained earnings	782	857
Accumulated other comprehensive loss	(184)	(199)
Total NCR stockholders' equity	599	719
Noncontrolling interests in subsidiaries	3	3
Total stockholders' equity	602	722
Total liabilities and stockholders' equity	$7,641	$7,654

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended March 31
	Three Months
	2018	2017
Operating activities
Net income	$21	$57
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	35	—
Depreciation and amortization	86	85
Stock-based compensation expense	14	19
Deferred income taxes	4	(3)
Changes in assets and liabilities:
Receivables	(114)	(17)
Inventories	(42)	(101)
Current payables and accrued expenses	(77)	(82)
Contract liabilities	75	96
Employee benefit plans	(3)	3
Other assets and liabilities	(23)	(18)
Net cash (used in) provided by operating activities	(24)	39
Investing activities
Expenditures for property, plant and equipment	(29)	(11)
Additions to capitalized software	(42)	(41)
Other investing activities, net	(3)	(1)
Net cash used in investing activities	(74)	(53)
Financing activities
Short term borrowings, net	(1)	3
Payments on term credit facilities	(34)	(11)
Payments on revolving credit facilities	(498)	(195)
Borrowings on revolving credit facilities	613	480
Repurchases of Company common stock	(165)	(350)
Proceeds from employee stock plans	5	3
Tax withholding payments on behalf of employees	(11)	(22)
Net cash used in financing activities	(91)	(92)
Cash flows from discontinued operations
Net cash used in discontinued operations	(4)	(3)
Effect of exchange rate changes on cash and cash equivalents	5	8
Decrease in cash, cash equivalents, and restricted cash	(188)	(101)
Cash, cash equivalents and restricted cash at beginning of period	543	507
Cash, cash equivalents, and restricted cash at end of period	$355	$406